Filed Pursuant to Rule 424(b)(5)
Registration No. 333-147958

We will amend and complete the information in this prospectus supplement and the accompanying prospectus. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor solicitations of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2009

Preliminary Prospectus Supplement
November     , 2009
(To Prospectus dated January 7, 2008)

$

Northern States Power Company

(a Minnesota corporation)

      % First Mortgage Bonds, Series due November 1, 2039

        This is an offering of $                                    of                         % First Mortgage Bonds, Series due November 1, 2039 to be issued by Northern States Power Company, a Minnesota corporation. We will pay interest on the first mortgage bonds on May 1 and November 1 of each year, commencing May 1, 2010. The first mortgage bonds will mature on November 1, 2039. The first mortgage bonds will be issued only in denominations of $1,000 and multiples thereof. We may redeem the first mortgage bonds at any time, in whole or in part, at a "make whole" redemption price as described in this prospectus supplement.

        The first mortgage bonds will not be listed on any securities exchange or included in any automated quotation system. Currently, there is no public market for the first mortgage bonds. Please read the information provided under the caption "Supplemental Description of the First Mortgage Bonds" in this prospectus supplement and under the caption "Description of the First Mortgage Bonds" in the accompanying prospectus for a more detailed description of the first mortgage bonds.

        The first mortgage bonds will be our senior secured obligations and will be secured equally and ratably with all of our other first mortgage bonds from time to time outstanding.

        Investing in the first mortgage bonds involves risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discounts		Proceeds to Us(2)
Per First Mortgage Bond		%		%		%
Total	$		$		$

(1)
Plus accrued interest, if any, from November     , 2009.

(2)
Before deduction of expenses payable by us estimated at $1.2 million.

        The underwriters are offering the first mortgage bonds subject to various conditions. We expect that delivery of the first mortgage bonds will be made to purchasers through the facilities of The Depository Trust Company on or about November                         , 2009.

Joint Book-Running Managers

Barclays Capital	KeyBanc Capital Markets	RBS

Co-Managers

BNY Mellon Capital Markets, LLC	US Bancorp Investments, Inc.

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the first mortgage bonds we are offering in this prospectus supplement. The second part, the base shelf prospectus, gives more general information, some of which may not apply to the first mortgage bonds we are offering in this prospectus supplement. The accompanying base shelf prospectus dated January 7, 2008 is referred to as the "accompanying prospectus" in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we provide to you. We have not authorized anyone to provide you with different information, and if given, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

        If the description of the first mortgage bonds varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        It is expected that delivery of the first mortgage bonds will be made against payment for the first mortgage bonds on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as "T+5"). You should be advised that trading of the first mortgage bonds may be affected by the T+5 settlement. See "Underwriting" in this prospectus supplement.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference contain statements that are not historical fact and constitute "forward-looking statements." These statements are based on management's beliefs as well as assumptions and information currently available to management. When used in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference, the words "anticipate," "believe," "estimate," "expect," "intend," "may," "objective," "outlook," "plan," "projected," "possible," "potential," "should" and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

  •
  economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures;

  •
  the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of past or future terrorist attacks;

  •
  trade, monetary, fiscal, taxation and environmental policies of governments, agencies and similar organizations in geographic areas where we have a financial interest;

  •
  customer business conditions, including demand for their products or services and supply of labor and materials used in creating their products and services;

  •
  financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission, or the SEC, the Federal Energy Regulatory Commission, or FERC, and similar entities with regulatory oversight;

  •
  availability or cost of capital such as changes in: interest rates; market perceptions of the utility industry, us, our parent company, Xcel Energy Inc. ("Xcel Energy"), or any of its other subsidiaries; or security ratings;

  •
  factors affecting utility and nonutility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, maintenance or repairs; unanticipated changes to fossil fuel, nuclear fuel or natural gas supply costs or availability due to higher demand, shortages, transportation problems or other developments; nuclear or environmental incidents; or electric transmission or natural gas pipeline constraints;

  •
  employee workforce factors, including loss or retirement of key executives, collective bargaining agreements with union employees or work stoppages;

  •
  increased competition in the utility industry or additional competition in the markets served by us;

  •
  state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the electric and natural gas markets; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of investments made under traditional regulation; nature of competitors entering the industry; retail wheeling; a new pricing structure; and former customers entering the generation market;

  •
  environmental laws and regulations;

  •
  rate-setting policies or procedures of regulatory entities, including environmental externalities, which are values established by regulators assigning environmental costs to each method of electricity generation when evaluating generation resource options;

  •
  nuclear regulatory policies and procedures, including operating regulations and spent nuclear fuel storage;

  •
  social attitudes regarding the utility and power industries;

  •
  cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

  •
  technological developments that result in competitive disadvantages and create the potential for impairment of existing assets;

  •
  risks associated with implementations of new technologies; and

  •
  other business or investment considerations that may be disclosed from time to time in our SEC filings or in other publicly disseminated written documents.

        You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties associated with forward-looking statements are discussed in detail under "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, and in other documents on file with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. You may obtain copies of these documents as described in the accompanying prospectus under the caption "Where You Can Find More Information."

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

PROSPECTUS SUPPLEMENT SUMMARY

        The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in the first mortgage bonds offered in this prospectus supplement. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under the caption "Where You Can Find More Information" in the accompanying prospectus. In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, the "Company," "we," "us" and "our" refer to Northern States Power Company, a Minnesota corporation.

The Company

General

        We were incorporated in 2000 under the laws of Minnesota. We are an operating utility engaged in the generation, purchase, transmission, distribution and sale of electricity in Minnesota, North Dakota and South Dakota. We also purchase, transport, distribute and sell natural gas to retail customers and transport customer-owned gas in Minnesota and North Dakota. As of December 31, 2008, we provided electric utility service to approximately 1.4 million customers and gas utility service to approximately 0.5 million customers.

        We are a wholly owned subsidiary of Xcel Energy Inc., a Minnesota corporation. Xcel Energy was incorporated under the laws of the State of Minnesota in 1909. Among Xcel Energy's other subsidiaries are Public Service Company of Colorado, a Colorado corporation, Southwestern Public Service Company, a New Mexico corporation, and Northern States Power Company, a Wisconsin corporation. Xcel Energy is a publicly held company and files periodic reports and other documents with the SEC. All of the members of our board of directors and many of our executive officers also are executive officers of Xcel Energy.

The Offering

        The following summary contains basic information about this offering. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including the information under the caption "Supplemental Description of the First Mortgage Bonds," the accompanying prospectus, including the information under the caption "Description of the First Mortgage Bonds," and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Issuer	Northern States Power Company, a Minnesota corporation.
Securities Offered	$ principal amount of % first mortgage bonds, series due November 1, 2039.
Maturity	November 1, 2039.
Interest Rate	% per year.
Interest Payment Dates	May 1 and November 1 of each year, beginning on May 1, 2010.
Ranking
The first mortgage bonds will be our senior secured obligations and will be secured equally and ratably with all of our other outstanding first mortgage bonds and any first mortgage bonds hereafter issued under our Trust Indenture dated February 1, 1937, as supplemented and restated, or the Mortgage Indenture, from us to The Bank of New York Mellon Trust Company, N.A., as successor trustee, or the Mortgage Trustee. As of October 30, 2009, there were twelve series of first mortgage bonds outstanding under the Mortgage Indenture in an approximate aggregate principal amount of $2.7 billion.
Collateral	The first mortgage bonds are secured by a first mortgage lien on substantially all of our real and fixed properties, leasehold rights, franchises and permits, subject to limited exceptions.
Ratings
We expect that the first mortgage bonds will be assigned a rating of "A" (positive outlook) by Standard & Poor's Ratings Services, "A1" (stable outlook) by Moody's Investors Service, Inc. and "A+" (stable outlook) by FitchRatings, in each case subject to final documentation. Ratings from credit rating agencies are not recommendations to buy, sell or hold our first mortgage bonds and may be subject to revision or withdrawal at any time by the applicable rating agency and should be evaluated independently of any other ratings.

Optional Redemption	We may redeem the first mortgage bonds at any time, in whole or in part, at a "make whole" redemption price equal to the greater of (1) 100% of the principal amount of first mortgage bonds being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the first mortgage bonds being redeemed (excluding the portion of any such interest accrued to the date fixed for redemption), discounted to the date fixed for redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined under the caption "Supplemental Description of the First Mortgage Bonds") plus basis points, plus, in each case, accrued and unpaid interest to the date fixed for redemption.
Sinking Fund	None.
Use of Proceeds
We intend to add the net proceeds from the sale of the first mortgage bonds offered in this prospectus supplement to our general funds and apply a portion of such net proceeds to the repayment of short-term debt, including short-term debt incurred to fund the repayment at maturity of $250 million of 6.875% unsecured senior notes due August 1, 2009. The balance of the net proceeds will be used for general corporate purposes.
Trustee	The Bank of New York Mellon Trust Company, N.A. (as successor to Harris Trust and Savings Bank and BNY Midwest Trust Company).

RISK FACTORS

        You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under the caption "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008, as modified by our quarterly reports on Form 10-Q and other SEC filings filed after such annual report, and the information under the caption "Critical Accounting Policies" in this prospectus supplement, before purchasing the first mortgage bonds offered in this prospectus supplement. Those risks and the risks set forth below are those that we consider to be the most significant to your decision whether to invest in our first mortgage bonds. If any of the events described therein or set forth below occurs, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the first mortgage bonds, and this could result in your losing all or part of your investment.

Risks Related to the First Mortgage Bonds

Any lowering of the credit ratings on the first mortgage bonds would likely reduce their value.

        As described under the caption "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008, our credit ratings could be lowered or withdrawn entirely by a rating agency in the future. Any lowering of the credit ratings on our first mortgage bonds would likely reduce the value of the first mortgage bonds offered in this prospectus supplement.

The first mortgage bonds offered in this prospectus supplement have no prior public market, and we cannot assure you that any public market will develop or be sustained after the offering.

        Although the first mortgage bonds offered in this prospectus supplement generally may be resold or otherwise transferred by holders who are not our affiliates, they will constitute a new issue of securities without an established trading market. We have been advised by the underwriters that they may make a market in the first mortgage bonds, but they have no obligation to do so and may discontinue market making at any time without providing notice. There can be no assurance that a market for the first mortgage bonds will develop or, if it does develop, that it will continue. If an active public market does not develop, the market price and liquidity of the first mortgage bonds may be adversely affected. Furthermore, we do not intend to apply for listing of the first mortgage bonds on any securities exchange or automated quotation system.

You should not rely on the interest payments from the first mortgage bonds through their maturity date—they may be redeemed at our option at any time.

        The first mortgage bonds may be redeemed at any time, in whole or in part, at a "make whole" redemption price described under the caption "Supplemental Description of the First Mortgage Bonds—Optional Redemption."

 USE OF PROCEEDS

        We estimate that our net proceeds from the sale of the first mortgage bonds, less underwriting discounts and estimated costs, will be approximately $             million. We intend to add the net proceeds from the sale of the first mortgage bonds offered in this prospectus supplement to our general funds and apply a portion of such net proceeds to the repayment of short-term debt, including short-term debt incurred to fund the repayment at maturity of $250 million of 6.875% unsecured senior notes due August 1, 2009. The balance of the net proceeds will be used for general corporate purposes. At October 31, 2009, we had approximately $196.0 million of short-term debt outstanding with a weighted average annual interest rate of 0.36% and $74.6 million in borrowings under our utility money pool arrangement with a weighted average annual interest rate of 0.40%.

RATIOS OF CONSOLIDATED EARNINGS TO
CONSOLIDATED FIXED CHARGES

        The table below sets forth our ratios of consolidated earnings to consolidated fixed charges for the periods indicated.

	Nine Months Ended September 30, 2009	Year Ended December 31,
		2008	2007	2006	2005	2004
Ratio of Consolidated Earnings to Consolidated Fixed Charges(1)	3.0	2.9	3.1	3.3	3.2	3.2

(1)
Included in the ratio of earnings to fixed charges for the years ended December 31, 2008 and 2007 are $29.0 million and $15.4 million, respectively, of payments made pursuant to a purchased power agreement that was accounted for as an operating lease. These payments relate to a Minnesota electric generating facility that became operational in June 2006.

        For purposes of computing the ratio of consolidated earnings to consolidated fixed charges, (1) earnings consist of income from continuing operations before income taxes plus fixed charges and (2) fixed charges consist of interest charges, including interest on long-term debt, other interest charges and amortization of debt discount, premium and expense, and the interest component on leases.

 CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2009. You should read the information in this table together with the detailed information and financial statements appearing in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and with the information under the caption "Selected Consolidated Financial Data" below.

	As of September 30, 2009
	Thousands of Dollars	% of Capitalization
Short-term debt	$122,000	2.0%
Borrowings under utility money pool arrangement	117,000	1.9
Current portion of long-term debt	175,048	2.8
Long-term debt	2,538,480	41.0

Total debt	2,952,528	47.7
Common stockholder's equity	3,239,096	52.3

Total capitalization	$6,191,624	100.0%

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006, have been derived from our audited consolidated financial statements and the related notes. The selected consolidated financial data as of September 30, 2009 and 2008 and for the nine months ended September 30, 2009 and 2008 have been derived from our unaudited consolidated financial statements and the related notes. The information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and related notes and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the period ended September 30, 2009, which we incorporate by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus. The historical financial information may not be indicative of our future performance.

	Nine months ended September 30,		Year ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
	(Thousands of Dollars)
Consolidated Statements of Income Data:
Operating revenues	$3,039,146	$3,392,685	$4,493,636	$4,272,214	$4,027,615
Operating expenses	2,568,424	2,931,498	3,886,435	3,681,859	3,507,104

Operating income	470,722	461,187	607,201	590,355	520,511

Other income	20,079	29,112	37,405	27,931	30,327
Interest charges and financing costs	134,326	134,728	181,229	168,959	150,922
Income taxes	137,829	132,910	178,236	182,025	127,606

Net income	$218,646	$222,661	$285,141	$267,302	$272,310

		December 31,
	September 30, 2009
		2008	2007
	(unaudited)
	(Thousands of Dollars)
Consolidated Balance Sheet Data:
Current assets	$933,286	$1,177,621	$1,194,238
Property, plant and equipment, net	7,165,442	6,804,794	6,482,681
Other assets	2,140,924	2,064,410	2,143,413

Total assets	$10,239,652	$10,046,825	$9,820,332

Current portion of long-term debt	$175,048	$250,060	$31
Short-term debt	122,000	65,000	341,500
Borrowings under utility money pool arrangement	117,000	63,500	95,100
Other current liabilities	687,458	780,065	751,875

Total current liabilities	1,101,506	1,158,625	1,188,506

Deferred credits and other liabilities	3,360,570	3,109,606	3,353,119
Long-term debt	2,538,480	2,712,689	2,463,078
Common stockholder's equity	3,239,096	3,065,905	2,815,629

Total liabilities and equity	$10,239,652	$10,046,825	$9,820,332

CRITICAL ACCOUNTING POLICIES

        You should consider the financial data and other information contained in our audited and unaudited consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009, which we incorporate by reference in this prospectus supplement and the accompanying prospectus, before making a decision to purchase the first mortgage bonds.

        Preparation of the consolidated financial statements and related disclosures in compliance with generally accepted accounting principles requires the application of accounting rules and guidance, as well as the use of estimates. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges and anticipated recovery of costs. These judgments could materially impact the consolidated financial statements and disclosures, based on varying assumptions. In addition, the financial and operating environment also may have a significant effect on the operation of the business and on the results reported even if the nature of the accounting policies applied have not changed. The accounting policies described below are the most critical to the portrayal of our financial condition and results, and require management's most difficult, subjective or complex judgments. Each of these has a higher potential likelihood of resulting in materially different reported amounts under different conditions or using different assumptions. Each critical accounting policy has been discussed with the audit committee of Xcel Energy's board of directors.

Regulatory Accounting

        We are a rate-regulated entity that is subject to the Financial Accounting Standards Board's, or FASB, Accounting Standards Codification 980 "Regulated Operations," or ASC 980. ASC 980 provides that rate-regulated entities account for and report assets and liabilities consistent with the recovery of those incurred costs in rates if the rates established are designed to recover the costs of providing the regulated service and if the competitive environment makes it probable that such rates could be charged and collected. Our rates are derived through the ratemaking process, which results in the recording of regulatory assets and liabilities based on the probability of current and future cash flows. Regulatory assets represent incurred or accrued costs that have been deferred because they are probable of future recovery from customers. Regulatory liabilities represent incurred or accrued credits that have been deferred because they will be returned to customers in future rates. In other businesses or industries, regulatory assets would be charged to expense and regulatory liabilities would be recorded as income. As of September 30, 2009 and December 31, 2008, we have recorded regulatory assets of approximately $754.6 million and $828.7 million, respectively, and regulatory liabilities of approximately $490.4 million and $459.9 million, respectively. We are subject to regulation that varies from jurisdiction to jurisdiction. If future recovery of costs, in any such jurisdiction, ceases to be probable, we would be required to charge these assets to current earnings. However, there are no current or expected proposals or changes in the regulatory environment that impact the probability of future recovery of these assets. In addition, deregulation would be a change that occurs over time, due to legal processes and procedures, which could moderate the impact on our consolidated financial statements.

Nuclear Decommissioning

        We own nuclear generation facilities, and regulations require us to decommission our nuclear power plants after each facility is taken out of service. We record future plant removal obligations as a liability at fair value. This liability will be increased over time by applying the interest method of accretion to the liability. Due to regulation, depreciation expense is recorded to match the recovery of future cost of decommissioning, or retirement, of our nuclear generating plants. This recovery is calculated using an annuity approach designed to provide for full rate recovery of the future decommissioning costs.

        Amounts recorded for nuclear asset retirement obligations in excess of decommissioning expense and investment returns, both realized and unrealized, cumulatively are deferred through the establishment of a regulatory asset for future recovery pursuant to ASC 980.

        A portion of the rates charged to customers is deposited into an external trust fund, during the facilities' operating lives, in order to provide for this obligation. The fair value of external nuclear decommissioning trust fund investments are estimated based on quoted market prices for those or similar investments. Realized investment returns from these investments and recovery to date is used by regulators when determining future decommissioning recovery.

        We conduct periodic decommissioning cost studies to estimate the costs that will be incurred to decommission the facilities. The costs are initially presented in amounts prior to inflation adjustments and then inflated to future periods using decommissioning specific cost inflators. Decommissioning of our nuclear facilities is planned for the period from cessation of operations through 2067 assuming the prompt dismantlement method. The following key assumptions have a significant effect on these estimates:

  •
  Escalation Rate.  The Minnesota Public Utilities Commission, or MPUC, determines the escalation rate based on various presumptions surrounded by the fact that associated costs will escalate at a certain rate over time. The most recent decommissioning study set the escalation rate at 3.61%. An escalation rate for the cost of disposing of nuclear fuel waste was set at 6.0%. Over the short-term, these rates can differ from the set rates and accrual estimates can be significantly affected by small changes in assumed escalation rates.

  •
  Life Extension.  Currently, decommissioning recovery periods end in 2020 for our nuclear plant in Monticello and in 2023 and 2024 for our two facilities in Prairie Island. Changes made to decommissioning cost estimates, the escalation rate and the earnings rate can be amplified by these short end-of-license life periods. With the recent re-licensing of Monticello and the application for the relicensing of Prairie Island, any change in license life could have a material effect on the accrual. Under ASC 410 "Asset Retirement and Environmental Obligations," or ASC 410, current calculations have assumed full life extension, which brings the regulatory recovery period up to 2020. An application to extend the operating licenses for both reactors at Prairie Island by 20 years was submitted to the Nuclear Regulatory Commission on April 15, 2008. The Nuclear Regulatory Commission is expected to decide on the application in late 2010 or early in 2011.

  A new decommissioning study filed with the MPUC in 2008 proposed extension of the final removal date of the Monticello and Prairie Island nuclear plants by 14 and 26 years, respectively, effective January 1, 2009. As a result of the studies for the Monticello and Prairie Island nuclear plants, the nuclear production decommissioning ARO and related regulatory asset decreased by $128.5 million and $139.3 million, respectively, in the fourth quarter of 2008.

  Revisions to prior estimates were made for asbestos, ash ponds, gas distribution and electric transmission and distribution asset retirement obligations due to revised estimates and end of life dates.

  •
  Cost Estimate with Spent Fuel Disposal.  Federal regulations require the U.S. Department of Energy to provide a permanent repository for the storage of spent nuclear fuel. We have funded our portion of the Department of Energy's permanent disposal program since 1981. The spent fuel storage assumptions have a significant influence on the decommissioning cost estimate. The manner in which spent nuclear fuel is managed and the assumptions used to develop cost estimates of decommissioning programs have a dramatic impact, which in turn can have a corresponding impact on the resulting accrual.

        The decommissioning calculation covers all expenses, including decontamination and removal of radioactive material, and extends over the estimated lives of the plants. The total obligation for decommissioning currently is expected to be completely funded by a portion of the rates charged to customers, as approved by the MPUC. Decommissioning expense recoveries are based upon the same assumptions and methodologies as the fair value obligations are recorded. In addition to these assumptions discussed previously, assumptions related to future earnings of the nuclear decommissioning fund are utilized by the MPUC in determining the recovery of decommissioning costs. Through utilization of the annuity approach, an assumed rate of return on funding is calculated which provides the earnings rate. With a long period of decommissioning and a funding period over the operating lives of each facility, the ability of the fund to sustain the required payments after inflation while assuring the appropriate investment structure is critical in obtaining the best benefit in the accrual. Currently, an assumption that the external funds will earn a return of 5.4%, after tax, is utilized when setting recovery by the MPUC.

        Significant uncertainties exist in estimating the future cost of decommissioning including the method to be utilized, the ultimate costs to decommission and the planned treatment of spent fuel. Materially different results could be obtained if different assumptions were utilized. Currently, our estimates of future decommissioning costs and the obligation to retire the plants have a significant impact on our financial position. The amounts recorded for asset retirement obligations and regulatory assets for unrecovered costs are $1,103.3 million and $168.6 million, respectively, as of September 30, 2009 and $1,055.7 million and $256.8 million, respectively, as of December 31, 2008. If different cost estimates, shorter life assumptions or different cost escalation rates were utilized, this asset retirement obligation and the unrecovered balance in regulatory assets could change materially. If future earnings on the decommissioning fund are lower than that estimated currently, future decommissioning recoveries would need to increase. The significance to our results of operations is reduced due to the fact that we record decommissioning expense based upon recovery amounts approved by our regulators. This treatment reduces the volatility of expense over time. The difference between regulatory funding (including both depreciation expense less returns from the investments fund) and amounts recorded under ASC 410 are deferred as a regulatory asset.

Income Tax Accruals

        Judgment, uncertainty and estimates are a significant aspect of the income tax accrual process that accounts for the effects of current and deferred income taxes. Uncertainty associated with the application of tax statutes and regulations and the outcomes of tax audits and appeals require that judgment and estimates be made in the accrual process and in the calculation of effective tax rates.

        Effective tax rates are also highly impacted by assumptions. Effective tax rate calculations are revised every quarter based on best available year-end tax assumptions, such as income levels, deductions and credits, by legal entity; adjusted in the following year after returns are filed, with the tax accrual estimates being trued-up to the actual amounts claimed on the tax returns; and further adjusted after examinations by taxing authorities have been completed.

        In accordance with the interim reporting rules under ASC 740 "Income Taxes," or ASC 740, a tax expense or benefit is recorded every quarter to eliminate the difference in continuing operations tax expense computed based on the actual year-to-date effective tax rates and the forecasted annual effective tax rates.

        ASC 740 requires that only tax benefits that meet the "more likely than not" recognition threshold can be recognized or continue to be recognized. The change in the unrecognized tax benefits needs to be reasonably estimated based on evaluation of the nature of uncertainty, the nature of event that could cause the change and an estimate of range of reasonably possible changes. At any period end, and as new developments occur, management will use prudent business judgment to unrecognize appropriate amounts of tax benefits. Unrecognized tax benefits can be recognized as issues are favorably resolved and loss exposures decline.

        As disputes with the Internal Revenue Service and state tax authorities are resolved over time, we may need to adjust our unrecognized tax benefits and interest accruals to the updated estimates needed to satisfy tax and interest obligations for the related issues. These adjustments may be favorable or unfavorable, increasing or decreasing earnings.

Employee Benefits

        Xcel Energy offers various benefit plans to benefit employees, including ours. Xcel Energy's pension costs are based on an actuarial calculation that includes a number of key assumptions, most notably the annual return level that pension investment assets will earn in the future and the interest rate used to discount future pension benefit payments to a present value obligation for financial reporting. In addition, the actuarial calculation uses an asset-smoothing methodology to reduce the volatility of varying investment performance over time. A portion of Xcel Energy's pension costs are allocated to its operating subsidiaries, including us.

        Pension costs and funding requirements are expected to increase in the next few years as a result of significantly lower-than-expected investment returns in 2008. While investment returns exceeded the assumed levels in 2004 through 2006, investment returns in 2007 and 2008 were below the assumed levels. The investment gains or losses resulting from the difference between the expected pension returns and actual returns earned are deferred in the year the difference arises and are recognized over the expected average remaining years of service for active employees. Based on current assumptions and the recognition of past investment gains and losses, Xcel Energy currently projects that the pension costs recognized for financial reporting purposes will increase from an expense of $9.9 million in 2007 and income of $3.0 million in 2008 to expense of $12.9 million in 2009 and $31.3 million in 2010, of which $4.9 million in 2009 and $29.3 million in 2010 will be allocated to us.

        Xcel Energy set the discount rate used to value the December 31, 2008 pension and postretirement health care obligations at 6.75%, which is a 50 basis point increase from December 31, 2007. Xcel Energy has historically used the Citigroup Pension Liability Index to benchmark the interest rates used in the actuarial calculation. However, as a result of unusual volatility in the index and capital markets during 2008 and especially at year end, Xcel Energy utilized a bond-matching analysis provided by our actuaries to identify a discount rate that it believes more accurately matches the cash flows of Xcel Energy's benefit plans with those of fixed income securities.

        The Pension Protection Act changed the minimum funding requirements for defined benefit pension plans beginning in 2008. Xcel Energy projects cash funding of $70 million to $130 million in 2009 and $150 million to $250 million in 2010, of which none will be allocated to us. For future years, contributions will be made to avoid benefit restrictions and at-risk status.

        If Xcel Energy were to use alternative assumptions for pension cost determinations, a 1% change would result in the following impact on the estimates recognized by us:

	Pension Costs
	+1%	-1%
	(Millions of Dollars)
Effect on December 31, 2008 Benefit Obligations:
Rate of Return	$(9.6)	$9.6
Discount Rate	1.6	5.0

        Effective December 31, 2008, Xcel Energy reduced its initial medical trend assumption from 8.0% to 7.4%. The ultimate trend assumption remained unchanged at 5.0%. The period until the ultimate rate is reached is five years. Xcel Energy bases its medical trend assumption on the long-term cost inflation expected in the health care market, considering the levels projected and recommended by industry experts, as well as recent actual medical cost increases experienced by Xcel Energy's retiree medical plan.

        We continually make judgments and estimates related to these critical accounting policy areas, based on an evaluation of the varying assumptions and uncertainties for each area. The information and assumptions underlying many of these judgments and estimates will be affected by events beyond our control, or otherwise change over time. This may require adjustments to recorded results to better reflect the events and updated information that becomes available. The consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008 reflect management's best estimates and judgments of the impact of these factors as of December 31, 2008.

        These policies are further discussed in the "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2008.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

	Nine months ended September 30,		Year ended December 31,
	2009	2008	2008	2007
	(Thousands of Dollars)
Net cash provided by operating activities	$838,583	$650,227	$791,379	$646,824

        Net cash provided by operating activities increased by $188.4 million, or 29.0%, for the first nine months of 2009 compared with the first nine months of 2008. This increase was primarily due to changes in working capital as a result of declining natural gas prices. Net cash provided by operating activities increased by $144.6 million, or 22.3%, for the year ended December 31, 2008, compared with the year ended December 31, 2007. This increase was primarily due to changes in working capital, particularly the timing of accounts receivable, recoverable purchased natural gas and accounts payable, partially offset by changes in accrued unbilled revenues, inventory and other current liabilities.

	Nine months ended September 30,		Year ended December 31,
	2009	2008	2008	2007
	(Thousands of Dollars)
Net cash used in investing activities	$(634,794)	$(716,624)	$(963,454)	$(1,066,488)

        Net cash used in investing activities decreased by $81.8 million, or 11.4%, for the first nine months of 2009 compared with the first nine months of 2008. This decrease was primarily due to reduced capital expenditures due to timing. Net cash used in investing activities decreased by $103.0 million, or 9.7%, for the year ended December 31, 2008, compared with the year ended December 31, 2007. This decrease was largely due to reduced capital expenditures and the timing of investment in and advances from affiliates, partially offset by cash obtained in 2007 from the consolidation of the Nuclear Management Company.

	Nine months ended September 30,		Year ended December 31,
	2009	2008	2008	2007
	(Thousands of Dollars)
Net cash (used in) provided by financing activities	$(181,042)	$92,695	$159,792	$428,271

        Net cash provided by financing activities decreased by $273.7 million for the first nine months of 2009 compared with the first nine months of 2008. This decrease was primarily due to the repayment of long-term debt in 2009. Net cash provided by financing activities decreased by $268.5 million, or 62.7%, for the year ended December 31, 2008, compared with the year ended December 31, 2007. This decrease was largely due to the repayment of short-term debt and borrowings under the money pool with proceeds of a long-term debt offering in 2008.

Capital Requirements

        Capital Expenditures.    The estimated cost, as of December 31, 2008, of our capital expenditure programs and other capital requirements for the years 2009, 2010 and 2011 are shown in the table below.

	2009	2010	2011
	(Millions of Dollars)
Total capital expenditures	$880	$1,340	$1,410
Sinking funds and debt maturities	435	346	166

Total capital requirements	$1,315	$1,686	$1,576

        Our capital expenditure programs are subject to continuing review and modification. Actual utility construction expenditures may vary from the estimates due to changes in electric and natural gas projected load growth, regulatory decisions, the desired reserve margin and the availability of purchased power, as well as alternative plans for meeting our long-term energy needs. In addition, our need to comply with future requirements to install emission-control equipment and merger, acquisition and divestiture opportunities to support corporate strategies may impact actual capital requirements.

        Contractual Obligations and Other Commitments.    We have a variety of contractual obligations and other commercial commitments that represent prospective requirements in addition to our capital expenditure programs. The following is a summarized table of contractual obligations as of December 31, 2008.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(Thousands of Dollars)
Long-term debt principal and interest payments	$5,738,429	$434,773	$512,617	$734,767	$4,056,272
Operating leases(1)(2)	1,047,694	63,395	122,425	121,347	740,527
Unconditional purchase obligations(3)	3,299,910	747,977	1,042,697	539,635	969,601
Other long-term obligations(4)	17,108	73	13,403	3,632	—
Payments to vendors in process	51,215	51,215	—	—	—
Short-term debt	65,000	65,000	—	—	—

Total contractual cash obligations(5)	$10,219,356	$1,362,433	$1,691,142	$1,399,381	$5,766,400

(1)
Under some leases, including most of our railcar, vehicle and equipment and aircraft leases, we must sell or purchase the property that we lease if we choose to terminate before the scheduled lease expiration date. As of December 31, 2008, the amount that we would have had to pay if we chose to terminate these leases was approximately $48.1 million. In addition, at the end of the equipment leases' terms, each lease must be extended, equipment purchased for the greater of fair value or unamortized value or equipment must be sold to a third party with us making up any deficiency between the sales price and the unamortized value.

(2)
Included in operating lease payments are $52.3 million, $107.2 million, $110.9 million and $731.0 million for the less than 1 year, 1-3 years, 4-5 years and after 5 years categories, respectively, pertaining to a purchased power agreement that is accounted for as an operating lease.

(3)
We have contracts providing for the purchase and delivery of a significant portion of our current coal, nuclear fuel and natural gas requirements. We have entered into agreements with utilities and other energy suppliers for purchased power to meet system load and energy requirements, replace generation from company-owned units under maintenance and during outages, and meet operating reserve obligations. Certain contractual purchase obligations are adjusted based on indices. The effects of price changes are mitigated, however, through cost-of-energy adjustment mechanisms.

(4)
Included in other long-term obligations are taxes, penalties and interest related to unrecognized tax benefits recorded according to ASC 740.

(5)
We also have outstanding authority under contracts and blanket purchase orders to purchase up to approximately $673.3 million of goods and services through the year 2050, in addition to the amounts disclosed in this table and in the forecasted capital expenditures.

Dividend Policy

        Historically, we have paid quarterly dividends to Xcel Energy. In 2007, 2008 and the first nine months of 2009, we paid dividends to Xcel Energy of $226.8 million, $229.7 million and $174.2 million, respectively. The amount of dividends that we can pay to Xcel Energy is limited to some extent by the Mortgage Indenture for the first mortgage bonds offered by this prospectus supplement and other borrowing arrangements, as well as by our capital structure order approved by the MPUC. As of December 31, 2008, we could have paid to Xcel Energy an additional $998.7 million in dividends under our Mortgage Indenture. The payment of dividends is also subject to the FERC's jurisdiction under the

Federal Power Act, which prohibits the payment of dividends out of capital accounts; payment of dividends is allowed out of retained earnings only.

Capital Sources

        We expect to meet future financing requirements by periodically issuing long-term debt and short-term debt and by receiving equity contributions from Xcel Energy to maintain desired capitalization ratios. In 2007, 2008 and the first nine months of 2009, we received equity contributions from Xcel Energy of $150.5 million, $203.9 million and $132.7 million, respectively. Our current financing authority from the MPUC requires us to maintain a common equity ratio of between 46.26% and 56.54%. For these purposes, our common equity as of December 31, 2008 was 49.8% of our total capitalization. To the extent Xcel Energy experiences constraints on available capital sources, it may limit its equity contributions to us.

        We have a $482.2 million revolving credit facility that expires in December 2011. Borrowings under that credit facility are classified as a long-term liability on the consolidated balance sheet. The credit facility serves as a back-up for our commercial paper and letters of credit. After considering outstanding commercial paper and letters of credit, as of October 21, 2009, we had approximately $311.4 million available under this revolving credit facility.

Short-Term Funding Sources

        Historically, we have used a number of sources to fulfill short-term funding needs, including operating cash flow, notes payable, commercial paper, utility money pool borrowings and bank lines of credit. The amount and timing of short-term funding needs depend in large part on financing needs for utility construction expenditures and working capital, as discussed previously under the caption "—Capital Requirements."

        Operating cash flow as a source of short-term funding is affected by such operating factors as weather; regulatory requirements, including rate recovery of costs, environmental regulation compliance and industry deregulation; changes in the trends for energy prices; and supply and operational uncertainties, all of which are difficult to predict.

        Short-term borrowing as a source of short-term funding is affected by access to the capital markets on reasonable terms. Our access varies based on our financial performance and existing debt levels. If our current debt levels are perceived to be at or higher than standard industry levels or those levels that can be sustained by our current operating performance, our access to reasonable short-term borrowings could be limited. These factors are evaluated by credit rating agencies that review our and Xcel Energy's operations on an ongoing basis.

        Our cost of capital and access to capital markets for both long-term and short-term funding are dependent in part on credit rating agency reviews. As discussed above under the caption "Risk Factors," our credit ratings could be further lowered or withdrawn in the future.

        As of September 30, 2009, we had cash and cash equivalents of approximately $35.1 million.

SUPPLEMENTAL DESCRIPTION OF THE FIRST MORTGAGE BONDS

        Please read the following information concerning the first mortgage bonds offered by this prospectus supplement in conjunction with the statements under the caption "Description of the First Mortgage Bonds" in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Mortgage Indenture, as supplemented by the Supplemental Trust Indenture dated as of November 1, 2009 relating to the first mortgage bonds offered in this prospectus supplement. The Mortgage Indenture, as supplemented and restated, is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the first mortgage bonds are being offered and sold. As of October 30, 2009, there were twelve series of first mortgage bonds outstanding under the Mortgage Indenture in an approximate aggregate principal amount of $2.7 billion.

General

        We will offer $             million principal amount of                        % First Mortgage Bonds, Series due November 1, 2039 as a series of first mortgage bonds under the Mortgage Indenture, as supplemented and restated. The entire principal amount of the first mortgage bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on November 1, 2039.

Interest Payments

        Each first mortgage bond will bear interest at the annual rate set forth on the cover page of this prospectus supplement from November                         , 2009, payable semiannually on May 1 and November 1 of each year, beginning May 1, to the person in whose name the first mortgage bond is registered at the close of business on the April 15 or October 15 immediately preceding such May 1 and November 1. Interest at maturity will be paid to the person to whom principal is paid. So long as the first mortgage bonds are in book-entry only form, we will wire any payments of principal, interest and premium to The Depository Trust company ("DTC"), as depository, or its nominee. See "Book-Entry System" in the accompanying prospectus for a discussion of the procedures for payment to the beneficial owners of the first mortgage bonds. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months based on the actual number of days elapsed. In the event that any date on which interest is payable on the first mortgage bonds is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. The term "business day" means any day other than a Saturday or Sunday or a day on which the offices of the Trustee in the City of Chicago, Illinois, are closed pursuant to authorization of law.

Reopening of Series

        We may, from time to time, without the consent of the holders of the first mortgage bonds offered in this prospectus supplement, reopen the series of the first mortgage bonds and issue additional first mortgage bonds with the same terms (including maturity and interest payment terms), except for the public offering price and issue date, as the first mortgage bonds offered in this prospectus supplement. Any such additional first mortgage bonds, together with the first mortgage bonds offered in this prospectus supplement, will constitute a single series under the Mortgage Indenture.

Optional Redemption

        We may redeem the first mortgage bonds at any time, in whole or in part, at a "make whole" redemption price equal to the greater of (1) 100% of the principal amount of first mortgage bonds being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the first mortgage bonds being redeemed (excluding the portion of any such interest accrued to the date fixed for redemption), discounted to the date fixed for redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus                        basis points, plus, in each case, accrued and unpaid interest to the date fixed for redemption.

        "Treasury Yield" means, for any date fixed for redemption, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Yield will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date fixed for redemption. The Treasury Yield will be calculated on the third business day preceding the date fixed for redemption.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the first mortgage bonds being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the first mortgage bonds being redeemed.

        "Comparable Treasury Price" means (1) the average of the Reference Treasury Dealer Quotations for the date fixed for redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations for the date fixed for redemption, or (2) if the Mortgage Trustee obtains fewer than four Reference Treasury Dealer Quotations for the date fixed for redemption, the average of all of the Reference Treasury Dealer Quotations for the date fixed for redemption.

        "Independent Investment Banker" means each of Barclays Capital Inc., KeyBanc Capital Markets Inc. and RBS Securities Inc. or their respective successors or, if such firms or their respective successors are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Mortgage Trustee after consultation with us.

        "Reference Treasury Dealer" means (1) each of Barclays Capital Inc. or RBS Securities Inc. and any other primary U.S. Government securities dealer in the United States, or a Primary Treasury Dealer, designated by, and not affiliated with, Barclays Capital Inc. or RBS Securities Inc. and their respective successors, provided, however, that if Barclays Capital Inc. or RBS Securities Inc. or any of their respective designees ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealer selected by us after consultation with an Independent Investment Banker.

        "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., Eastern time, on the third business day preceding the date fixed for redemption.

        If we elect to redeem fewer than all of the first mortgage bonds, the Mortgage Trustee will select, in a manner as it deems fair and appropriate, the particular first mortgage bonds or portions of them to be redeemed. Notice of redemption will be given by mail not less than 30 days prior to the date fixed for redemption to the holders of first mortgage bonds to be redeemed (which, as long as the first mortgage bonds are held in the book-entry only system, will be the Depository, its nominee or a successor depository). On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the first mortgage bonds or the portions of them so called for redemption will cease to accrue.

Sinking Fund

        The first mortgage bonds do not provide for any sinking fund.

Form and Denomination

        The first mortgage bonds will be issued as one or more global notes in the name of DTC or a nominee of the Depository and will be available only in book-entry form. See "Book-Entry System" in the accompanying prospectus. The first mortgage bonds will be issued only in denominations of $1,000 and multiples thereof.

Events of Default

        See "Description of the First Mortgage Bonds—Defaults" in the accompanying prospectus.

Same-Day Settlement and Payment

        The underwriters will pay us and settle for the first mortgage bonds in immediately available funds. We will make all payments of principal and interest in immediately available funds.

        The first mortgage bonds will trade in DTC's same-day funds settlement system until maturity or until the first mortgage bonds are issued in certificated form, and secondary market trading activity in the first mortgage bonds will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the first mortgage bonds.

Governing Law

        The Mortgage Indenture is, and the first mortgage bonds will be, governed by and construed in accordance with the laws of the State of Minnesota.

UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below (for whom Barclays Capital Inc., KeyBanc Capital Markets Inc. and RBS Securities Inc. are acting as representatives), and each of the underwriters has severally agreed to purchase, the respective principal amounts of first mortgage bonds set forth opposite its name below:

Underwriters	Principal Amount
Barclays Capital Inc.	$
KeyBanc Capital Markets Inc.
RBS Securities Inc.
BNY Mellon Capital Markets, LLC
U.S. Bancorp Investments, Inc.

Total	$

        The underwriters have agreed to purchase all of the first mortgage bonds sold under the underwriting agreement if any of the first mortgage bonds are purchased. The underwriting agreement provides that the obligations of the several underwriters to purchase the first mortgage bonds offered in this prospectus supplement are subject to the approval of specified legal matters by their counsel and several other specified conditions. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        The underwriters have advised us that they propose to offer the first mortgage bonds offered by this prospectus supplement to the public at the initial public offering price set forth on the cover of this prospectus supplement and may offer the first mortgage bonds to certain securities dealers at such price less a concession not in excess of                        % of the principal amount of the first mortgage bonds. The underwriters may allow, and such dealers may reallow, a concession not in excess of                        % of the principal amount of the first mortgage bonds on sales to certain other brokers and dealers. After the initial offering of the first mortgage bonds, the underwriters may change the offering price and the other selling terms. The offering of the first mortgage bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering of first mortgage bonds (expressed as a percentage of the principal amount of the first mortgage bonds):

Paid by the Company
Per First Mortgage Bond		%

        We estimate that our share of the total expenses of this offering, excluding discounts and commissions, will be approximately $1.2 million. Prior to the offering, there has been no public market for the first mortgage bonds.

        The first mortgage bonds are a new issue of securities with no established trading market. The underwriters have informed us that they may make a market in the first mortgage bonds from time to time. The underwriters are not obligated to do this, and they may discontinue this market making for the first mortgage bonds at any time without notice. Therefore, no assurance can be given concerning the liquidity of the trading market for the first mortgage bonds or that an active market for the first mortgage bonds will develop. We do not intend to apply for listing of the first mortgage bonds on any securities exchange or automated quotation system.

        In connection with the offering of the first mortgage bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the first mortgage bonds.

Specifically, the underwriters may sell a greater number of first mortgage bonds than they are required to purchase in connection with the offering of the first mortgage bonds, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, first mortgage bonds in the open market to cover syndicate short positions or to stabilize the price of the first mortgage bonds. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the first mortgage bonds in the offering of the first mortgage bonds, if the syndicate repurchases previously distributed first mortgage bonds in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the first mortgage bonds above independent market levels. Neither we nor any of the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the first mortgage bonds. The underwriters are not required to engage in any of these transactions and may end any of them at any time.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased first mortgage bonds sold by or for the account of such underwriter in stabilizing or short-covering transactions.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that each underwriter may be required to make in respect thereof.

        It is expected that delivery of the first mortgage bonds will be made against payment for the first mortgage bonds on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as "T+5"). Under Rule 15(c)6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the first mortgage bonds on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the first mortgage bonds initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the first mortgage bonds who wish to trade the first mortgage bonds on the date of this prospectus supplement or the next succeeding business day should consult their own advisors.

        In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in other investment banking or commercial banking transactions with us and our affiliates, including acting as lenders under our loan facilities and those of some of our affiliates. They have received or will receive customary fees and commissions for these transactions. BNY Mellon Capital Markets, LLC is an affiliate of The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture governing the first mortgage bonds. Richard K. Davis is the chairman, president and chief executive officer, and director of, U.S. Bancorp, the parent company of one of the underwriters, U.S. Bancorp Investments, Inc., and is on the Board of Directors of Xcel Energy, our parent company. In addition, affiliates of the underwriters serve various roles under our credit facility; affiliates of Barclays Capital Inc., serve as a joint lead arranger and bookrunner, syndication agent and lender, and affiliates of BNY Mellon Capital Markets, LLC, KeyBank Capital Markets Inc., RBS Securities Inc. and U.S. Bancorp Investments, Inc. are lenders.

        No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of the first mortgage bonds or the possession, circulation or distribution of any material relating to us in any jurisdiction where action for such purpose is required. Accordingly, the first mortgage bonds may not be offered or sold, directly or indirectly, nor may any offering material or advertisement in connection with the first mortgage bonds (including this prospectus supplement and the accompanying prospectus and any amendment or supplement hereto or thereto) be distributed or published, in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

Subject to Completion, Dated December 10, 2007

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$1,500,000,000

NORTHERN STATES POWER COMPANY
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

FIRST MORTGAGE BONDS

SENIOR UNSECURED DEBT SECURITIES

        We may offer for sale, from time to time, up to $1,500,000,000 aggregate principal amount of our first mortgage bonds or senior unsecured debt securities. We may sell our first mortgage bonds or senior unsecured debt securities in one or more series (1) through underwriters or dealers, (2) directly to a limited number of institutional purchasers or (3) through agents. See "Plan of Distribution." The particular type of security being sold as well as the amount and terms of the sale of a series of our first mortgage bonds or senior unsecured debt securities will be determined at the time of sale and included in a prospectus supplement that will accompany this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our first mortgage bonds or senior unsecured debt securities. We cannot sell any of these first mortgage bonds or senior unsecured debt securities unless this prospectus is accompanied by a prospectus supplement. That prospectus supplement will include, if applicable:

  •
  the names of any underwriters, dealers or agents involved in the distribution of that series of first mortgage bonds or senior unsecured debt securities;

  •
  any applicable commissions or discounts and the net proceeds to us from that sale;

  •
  the aggregate principal amount and offering price of that series of first mortgage bonds or senior unsecured debt securities;

  •
  the rate or rates (or method of calculation) of interest;

  •
  the time or times and place of payment of interest;

  •
  the maturity date or dates; and

  •
  any redemption terms or other specific terms of that series of first mortgage bonds or senior unsecured debt securities.

        See "Risk Factors" on page 1 of this prospectus, in any prospectus supplement that will accompany this prospectus and in the documents incorporated by reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 7, 2008.

        As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates by reference important business and financial information about us that is contained in documents that we file with the Securities and Exchange Commission but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at http://www.sec.gov, as well as other sources.

        You may also obtain copies of the documents incorporated by reference, without charge, upon written or oral request to the Corporate Secretary, Northern States Power Company, 414 Nicollet Mall, Minneapolis, Minnesota 55401, (612) 330-5500.

  For more information, see "Where You Can Find More Information."

        You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information and if given, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

Risk Factors	1
About This Prospectus	1
Special Note Regarding Forward-Looking Statements	1
Where You Can Find More Information	2
Our Company	4
Use of Proceeds	4
Ratio of Consolidated Earnings to Consolidated Fixed Charges	4
Description of the First Mortgage Bonds	5
Description of the Senior Unsecured Debt Securities	11
Book-Entry System	17
Plan of Distribution	19
Legal Opinions	20
Experts	20

i

RISK FACTORS

        Investing in our securities involves risks. Before buying any of our securities, you should carefully consider the risks and other information we include under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2006, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 and other documents that we filed with the SEC and that are incorporated by reference in this prospectus. In addition, you should consider any risks and uncertainties that we may include in a prospectus supplement accompanying this prospectus that relates to a specific issue of securities.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You should read the registration statement and the related exhibits and schedules for more information about us and our securities. The registration statement and the related exhibits and schedules are also available at the SEC's Public Reference Room or through its website as described under the caption "Where You Can Find More Information."

        This prospectus provides you with a general description of the first mortgage bonds and senior unsecured debt securities we may offer. Each time we sell first mortgage bonds or senior unsecured debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or amend information contained in this prospectus. You should read this prospectus and the documents it incorporates by reference, the registration statement of which this prospectus forms a part and the related exhibits and schedules filed with the SEC and any prospectus supplement accompanying this prospectus together with the additional information described under the caption "Where You Can Find More Information."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute "forward-looking statements." When we use words like "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. You are cautioned not to rely unduly on any forward-looking statements. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

  •
  general economic conditions, including the availability of credit and its impact on capital expenditures and our ability and the ability of our parent, Xcel Energy Inc., or Xcel Energy, and its other subsidiaries to obtain financing on favorable terms;

  •
  business conditions in the energy industry;

  •
  actions of credit rating agencies;

  •
  competitive factors, including the extent and timing of the entry of additional competition in the markets that we serve;

  •
  unusual weather;

  •
  effects of geopolitical events, including war and acts of terrorism;

  •
  state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership;

  •
  structures that affect the speed and degree to which competition enters the electric and natural gas markets;

  •
  cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

  •
  actions of accounting regulatory bodies;

  •
  risk factors discussed under the caption "Risk Factors" in this prospectus and in any prospectus supplement relating to the first mortgage bonds or senior unsecured debt securities offered by this prospectus; and

  •
  the other risk factors listed from time to time in our reports filed with the SEC.

        These risks and uncertainties are discussed in more detail under the captions "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2006, in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 and other documents that we file with the SEC and that are incorporated by reference in this prospectus. You may obtain copies of these documents as described under the caption "Where You Can Find More Information."

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, and other information with the SEC. Our SEC filings are available to the public on the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

        We are "incorporating by reference" the documents that we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made after the date of this prospectus with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until we sell all of the securities offered by this prospectus:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 27, 2007;

  •
  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007, filed with the SEC on April 30, 2007, July 30, 2007 and October 29, 2007, respectively; and

  •
  Our Current Reports on Form 8-K, filed with the SEC on March 19, 2007, June 25, 2007, August 20, 2007, September 21, 2007, October 1, 2007 and December 11, 2007.

        We are not required to, and do not, provide annual reports to holders of our first mortgage bonds or senior unsecured debt securities unless specifically requested by such a holder.

        We will provide, without charge, to each person, including any beneficial owner to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request these documents from:

  Attn: Corporate Secretary
  Northern States Power Company
  414 Nicollet Mall
  Minneapolis, Minnesota 55401
  (612) 330-5500

 OUR COMPANY

        We were incorporated in 2000 under the laws of the State of Minnesota. Prior to 2000, our regulated utility operations were conducted by the legal entity now operating under the name Xcel Energy Inc. We are an operating utility engaged in the generation, purchase, transmission, distribution and sale of electricity in Minnesota, North Dakota and South Dakota. We also purchase, transport, distribute and sell natural gas to retail customers and transport customer-owned gas in Minnesota and North Dakota. As of December 31, 2006, we provide electric utility service to approximately 1.4 million customers and gas utility service to approximately 0.5 million customers.

        We are a wholly owned subsidiary of Xcel Energy, a Minnesota corporation. Xcel Energy was incorporated under the laws of the State of Minnesota in 1909. Among Xcel Energy's other subsidiaries are Public Service Company of Colorado, a Colorado corporation, Southwestern Public Service Company, a New Mexico corporation, and Northern States Power Company, a Wisconsin corporation.

        We own the following direct subsidiaries: United Power and Land Company, which holds real estate; and NSP Nuclear Corporation, which holds our interest in the Nuclear Management Company.

        Our principal executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401, and our telephone number is (612) 330-5500.

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement relating to the issue of a particular series of first mortgage bonds or senior unsecured debt securities, we intend to use the net proceeds from the sale of the first mortgage bonds or senior unsecured debt securities offered by this prospectus for general corporate purposes, including capital expenditures, repayment of short-term debt and refunding of long-term debt at maturity or otherwise. Our short-term debt aggregated approximately $145 million as of September 30, 2007. The specific allocation of the proceeds of a particular series of the first mortgage bonds or senior unsecured debt securities will be described in the prospectus supplement relating to that series.

RATIO OF CONSOLIDATED EARNINGS TO
CONSOLIDATED FIXED CHARGES
(unaudited)

	Nine Months Ended September 30, 2007	Year Ended December 31,
		2006	2005	2004	2003	2002
Ratio of consolidated earnings to consolidated fixed charges(1)	3.4	3.3	3.2	3.2	2.8	3.3

(1)
Included in the ratio of consolidated earnings to consolidated fixed charges for the nine months ended September 30, 2007 and the year ended December 31, 2006 are $6.7 million and $4.1 million, respectively, of payments made pursuant to a purchased power agreement that was accounted for as an operating lease. These payments relate to a Minnesota electric generating facilities that became operational in June 2006.

        For purposes of computing the ratio of consolidated earnings to consolidated fixed charges, (i) earnings consist of income from continuing operations plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated investees and (ii) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense.

 DESCRIPTION OF THE FIRST MORTGAGE BONDS

        The description below contains a summary of selected provisions of the indenture, including supplemental indentures, under which the first mortgage bonds will be issued. This summary is not complete. The indenture and the form of supplemental indenture applicable to the first mortgage bonds have been filed as exhibits to the registration statement of which this prospectus constitutes a part. You should read them for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

        We are not required to issue future issues of indebtedness under the indenture described below. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not issued under this prospectus.

        The first mortgage bonds will be represented either by global securities registered in the name of The Depository Trust Company, or DTC, as depository, or Depository, or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the caption "Book-Entry System" in this prospectus.

General

        We may issue the first mortgage bonds from time to time in one or more new series under the Supplemental and Restated Trust Indenture dated May 1, 1988, which we refer to as the Restated Indenture, as previously supplemented by 20 supplemental trust indentures and as to be supplemented by one or more new supplemental indentures for the first mortgage bonds, which we collectively refer to as the Mortgage Indenture, all from us to The Bank of New York Trust Company, N.A., as successor trustee, which we refer to as the Mortgage Trustee. The Mortgage Indenture will govern the first mortgage bonds offered by this prospectus. As of September 30, 2007, there were 11 series of first mortgage bonds in an aggregate principal amount of approximately $2.2 billion outstanding under the Mortgage Indenture.

        The holders of the outstanding first mortgage bonds do not, and, unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, the holders of any first mortgage bonds offered by this prospectus will not, have the right to require us to repurchase the first mortgage bonds if we become involved in a highly leveraged or change in control transaction. The Mortgage Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions. However, holders of first mortgage bonds would have the security afforded by the first mortgage lien on substantially all our property as described below under the caption "—Security for the First Mortgage Bonds." In addition, any change in control transaction and any incurrence of substantial additional long-term indebtedness, as first mortgage bonds, senior unsecured debt securities or otherwise, by us in a transaction of that nature would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities.

        When we offer to sell a particular series of first mortgage bonds, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

  •
  the title of the series;

  •
  any limit on the aggregate principal amount of the series;

  •
  the price at which the series will be issued;

  •
  the date of maturity of that series;

  •
  the date or dates on which we will pay the principal of that series;

  •
  the rate or rates at which that series will bear interest or the method of calculating the rate or rates;

  •
  the date or dates from which interest will accrue;

  •
  the dates on which we will pay interest and the regular record dates for the interest payment dates and the persons to whom we will pay interest if different from the person in whose name the first mortgage bonds of that series are registered on the regular record date;

  •
  any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

  •
  the denominations in which we will issue that series, if other than $1,000 and integral multiples of $1,000;

  •
  whether we will issue that series in whole or in part in book-entry form; and

  •
  any other terms of that series of first mortgage bonds.

Redemption

        The prospectus supplement that describes a particular series of first mortgage bonds will set forth any terms for the optional or mandatory redemption of that particular series.

Security for the First Mortgage Bonds

        In the opinion of our counsel, the first mortgage bonds being issued pursuant to this prospectus will be secured equally and ratably with all of our other outstanding first mortgage bonds by a valid and direct first mortgage lien on all of the real and fixed properties, leasehold rights, franchises and permits then owned by us subject only (1) to permitted liens and encumbrances, such as for taxes not delinquent or being contested in good faith, and (2) as to parts of our property, to easements, conditions, restrictions, leases and similar encumbrances that do not affect our use of that property in the usual course of our business, to minor defects in titles that are not material and to defects in titles to properties not essential to our business.

        The Mortgage Indenture subjects to the lien of the Mortgage Indenture all of our property, rights and franchises, except as otherwise expressly provided. These provisions might not be effective as to property acquired within 90 days prior and subsequent to the filing of a case by us under the United States Bankruptcy Code. The opinion of counsel does not cover titles to easements for water flowage purposes or rights-of-way for electric and gas transmission and distribution facilities, steam mains and telephone lines. However, we have the power of eminent domain in the states in which we operate.

        The Mortgage Indenture allows permitted encumbrances on the mortgaged and pledged property whether now owned or acquired in the future.

        Permitted encumbrances include, among others, the following:

  •
  permitted liens (liens for taxes not yet delinquent or being contested in good faith, mechanics', workers' and other similar liens, and easements and rights of way);

  •
  rights of parties to agreements with us relating to property owned or used jointly with that party, provided the rights:

  •
  do not materially impair the use of the property in the normal course of our business;

  •
  do not materially affect the security provided by the Mortgage Indenture; and

    •
    are not inconsistent with the remedies of the Mortgage Trustee upon a completed default;

  •
  leases existing on the effective date of the Mortgage Indenture affecting property owned by us on the effective date;

  •
  leases that do not interfere in any material respect with the use by us of the property for its intended purpose and that will not have a material adverse impact on the security provided by the Mortgage Indenture;

  •
  other leases relating to 5% or less of the sum of our depreciable property and land; and

  •
  any mortgage, lien, charge or other encumbrance prior or equal to the lien of the Mortgage Indenture, other than a prepaid lien, existing on the date we acquire the property, provided that on the acquisition date:

  •
  no default has occurred and is continuing;

  •
  the principal amount secured by that mortgage, lien, charge or encumbrance does not exceed 66 2/3% of the lesser of the cost or fair value of the property; and

  •
  the mortgage will apply only to the property originally subject to that mortgage, we will close the mortgage and we will not issue additional indebtedness under that mortgage.

        (Section 1.03 of the Restated Indenture.)

        The holders of 66 2/3% of the principal amount of first mortgage bonds outstanding may (1) consent to the creation or existence of a prior lien with respect to up to 50% of the sum of our depreciable property and land, after giving effect to the prior lien or (2) terminate the lien of the Mortgage Indenture with respect to up to 50% of the sum of our depreciable property and land. (Section 18.02(e) of the Restated Indenture.)

Sinking Fund Provisions

        We currently do not have any outstanding first mortgage bonds that are, and, unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, the first mortgage bonds offered by this prospectus will not be, subject to a sinking fund.

Maintenance Provisions

        As a maintenance fund for the first mortgage bonds, we have agreed to pay to the Mortgage Trustee on each May 1 an amount equal to 2.50% of our completed depreciable property as of the end of the preceding calendar year, after deducting credits at our option for the following:

  •
  maintenance;

  •
  property retirements offset by permanent additions;

  •
  retirements of first mortgage bonds; and

  •
  amounts of established permanent additions.

        (Section 9.01 of the Restated Indenture.)

        We may withdraw moneys from the maintenance fund in amounts equal to retirements of first mortgage bonds and permanent additions. Cash on deposit in the maintenance fund may be used for the purchase or redemption of first mortgage bonds. Any redemption of this nature would be at the applicable regular redemption price of the first mortgage bonds to be redeemed and subject to any restrictions on the redemption of that first mortgage bond. (Sections 9.03 and 9.04 of the Restated Indenture.)

        To the extent that maintenance fund credits exceed 2.50% of completed depreciable property for any year after 1987, such excess credits may be applied in future years (1) to offset any maintenance fund deficiency or (2) to increase the amount of established permanent additions available for use under the Mortgage Indenture. (Section 9.05 of the Restated Indenture.)

        We have agreed to maintain our properties in adequate repair, working order and condition. (Section 8.06 of the Restated Indenture.)

Issuance of Additional First Mortgage Bonds

        The maximum principal amount of first mortgage bonds that we may issue under the Mortgage Indenture is not limited, except as described below. We may issue additional first mortgage bonds in amounts equal to (1) 66 2/3% of the cost or fair value, whichever is less, of permanent additions after deducting retirements (Article V of the Restated Indenture); (2) retired first mortgage bonds, which have not been otherwise used under the Mortgage Indenture (Article VI of the Restated Indenture); or (3) the amount of cash deposited with the Mortgage Trustee, which cash may be withdrawn on the same basis as additional first mortgage bonds may be issued under clauses (1) and (2) above. (Article VII of the Restated Indenture.)

        The first mortgage bonds issued pursuant to this prospectus will be issued under clause (1) or (2) above. At September 30, 2007, the amount of net permanent additions available for the issuance of first mortgage bonds was approximately $7.2 billion, of which $2.3 billion could be used to authenticate the $1.5 billion principal amount of the first mortgage bonds. As of September 30, 2007, $43.1 million of retired first mortgage bonds were available to authenticate up to $43.1 million of first mortgage bonds.

        We may not issue any additional first mortgage bonds on the basis of clause (1), clause (2) under specified conditions or clause (3), unless the earnings applicable to bond interest for a specified 12-month period are equal to twice the annual interest requirements on the first mortgage bonds, including those about to be issued, and any obligations secured by prior liens and any indebtedness secured by permitted encumbrances. (Sections 5.04, 6.02 and 7.01 of the Restated Indenture.) The calculation of earnings applicable to bond interest includes all of our nonutility revenues. (Section 1.03 of the Restated Indenture.)

        Permanent additions include the following:

  •
  our electric and steam generating, transmission and distribution properties;

  •
  our gas storage and distribution properties;

  •
  construction work-in-progress;

  •
  our fractional and undivided property interests;

  •
  property used for providing telephone or other communication services; and

  •
  engineering, financial, economic, environmental, geological and legal or other studies, surveys or reports associated with the acquisition or construction of any depreciable property.

        (Section 1.03 of the Restated Indenture.)

        Assuming that the interest cost on variable rate first mortgage bonds is at the maximum allowable rate, earnings applicable to bond interest for the 12 months ended September 30, 2007 would be 2.06 times the annual interest requirements on our first mortgage bonds, including the first mortgage bonds issued pursuant to this prospectus at an assumed 6.5% interest rate, and any obligations secured by prior liens and any indebtedness secured by permitted encumbrances. Additional first mortgage bonds may vary as to maturity, interest rate, redemption prices and sinking fund, among other things. (Article II of the Restated Indenture.)

Provisions Limiting Dividends on Common Stock

        We have agreed that the sum of:

  •
  all dividends and distributions on our common stock after the effective date of the Restated Indenture (other than in common stock); and

  •
  the amount, if any, by which the considerations given by us for the purchase or other acquisition of our common stock after the effective date exceeds the considerations received by us after the effective date from the sale of common stock will not exceed the sum of:

  •
  our retained earnings at the effective date; and

  •
  an amount equal to our net income earned after the effective date, after deducting all dividends accruing after the effective date on all classes and series of our preferred stock and after taking into consideration all proper charges and credits to earned surplus made after the effective date.

        In computing net income for the purpose of this covenant, we will deduct the amount, if any, by which, after the date commencing 365 days prior to the effective date, the actual expenditures or charges for ordinary repairs and maintenance and the charges for reserves, renewals, replacements, retirements, depreciation and depletion are less than 2.50% of our completed depreciable property. (Section 8.07 of the Restated Indenture.)

Release Provisions

        The Mortgage Indenture permits the release from its lien of any property upon depositing or pledging cash or certain other property of comparable fair value. The Mortgage Indenture also permits the following, in each case without any release or consent by the Mortgage Trustee or accountability to the Mortgage Trustee:

  •
  the sale or other disposal of securities not pledged under the Mortgage Indenture, contracts, accounts, motor cars and certain equipment and supplies;

  •
  the cancellation, change or alteration of leases, rights-of-way and easements;

  •
  the surrender and modification of any franchise or governmental consent subject to certain restrictions;

  •
  all motor vehicles, vessels and marine equipment, railroad cars, engines and related equipment, airplanes, office furniture and leasehold interests in property owned by third parties; and

  •
  the leasing of the property subject to the lien of the Indenture if it does not interfere in any material respect with the use of the property for the purpose for which it is held by us and will not have a material adverse impact on the security afforded by the Mortgage Indenture.

        (Article XI of the Restated Indenture.)

        Any of the mortgaged and pledged property may be released from the lien of the Mortgage Indenture if, after the release, the fair value of the remaining mortgaged and pledged property equals or exceeds a sum equal to 150% of the aggregate principal amount of first mortgage bonds outstanding. (Section 11.03(k) of the Restated Indenture.) Upon satisfaction of the requirements set forth in the Mortgage Indenture, this provision would permit us to spin off or otherwise dispose of a substantial amount of assets or a line of business without depositing cash or property with the Mortgage Trustee or obtaining the consent of the bondholders.

Modification of the Mortgage Indenture

        With our consent, the provisions of the Mortgage Indenture may be changed by the affirmative vote of the holders of 66 2/3% in principal amount of the first mortgage bonds outstanding except that, among other things, the following may not be done without the consent of the holder of each first mortgage bond so affected:

  •
  the maturity of a first mortgage bond may not be extended;

  •
  the interest rate may not be reduced;

  •
  the terms of payment of principal or interest may not be changed;

  •
  no lien ranking prior to or on a parity with the lien of the Mortgage Indenture with respect to any of the property mortgaged or pledged under the Mortgage Indenture may be created;

  •
  the security of the lien upon the mortgaged and pledged property for the security of such holder's bond may not be deprived; and

  •
  the required percentage of the holders of first mortgage bonds relating to actions that require their consent may not be changed.

        (Section 18.02 of the Restated Indenture.)

Defaults

        The following is a summary of events defined in the Mortgage Indenture as completed defaults:

  •
  default in payment of principal of any first mortgage bond;

  •
  default continued for 90 days in payment of interest on any first mortgage bond;

  •
  default in the covenant contained in Section 8.11 of the Restated Indenture regarding bankruptcy, insolvency, assignment or receivership; and

  •
  default continued for 90 days after notice in the performance of any other covenant, agreement or condition.

        (Section 13.01 of the Restated Indenture.)

        Notice of Default.    The Mortgage Trustee is required to give notice to bondholders within 90 days after the occurrence of a default, unless the default has been cured before giving its notice; provided that, except in the case of a default resulting from the failure to make any payment of principal or interest on any first mortgage bonds or to make any sinking fund payment, the Mortgage Trustee may withhold the notice if its board of directors, executive committee or a trust committee of directors or responsible officers determines in good faith that withholding the notice is in the interest of the bondholders. (Section 16.02 of the Restated Indenture.)

        Acceleration of Maturity.    In case of a completed default, either the Mortgage Trustee or the holders of 25% in principal amount of (1) the first mortgage bonds outstanding or (2) the first mortgage bonds affected by the default, may declare the first mortgage bonds due and payable, subject to the right of the holders of a majority of the first mortgage bonds then-outstanding to rescind or annul such action. Further, the Mortgage Trustee is obligated to take the actions provided in the Mortgage Indenture to enforce payment of the first mortgage bonds and the lien of the Mortgage Indenture upon being requested to do so by the holders of a majority in principal amount of the first mortgage bonds. However, the holders of a majority in principal amount of the first mortgage bonds may direct the taking of any of these actions or the refraining from these actions as is not in violation of the law or the Mortgage Indenture. Before taking these actions, the Mortgage Trustee may require adequate indemnity against the costs, expenses and liabilities to be incurred in connection with these actions. (Article XIII of the Restated Indenture.)

        Compliance Certificate.    We are required to file with the Mortgage Trustee information, documents and reports regarding our compliance with the conditions and covenants of the Mortgage Indenture as may be required by the rules and regulations of the SEC, including a certificate, furnished at least annually, as to our compliance with all of the conditions and covenants under the Mortgage Indenture. (Section 8.18 of the Restated Indenture.)

Other Provisions

        Whenever all indebtedness secured by the Mortgage Indenture has been paid, or adequate provision for payment has been made, the Mortgage Trustee will cancel and discharge the Mortgage Indenture. (Article XVII of the Restated Indenture.) We may deposit with the Mortgage Trustee any combination of cash or government obligations in order to provide for the payment of any series or all of the first mortgage bonds outstanding. The Mortgage Indenture also provides that we must furnish to the Mortgage Trustee officers' certificates, certificates of an engineer, appraiser or other expert and, in some cases, accountants' certificates in connection with the authentication of first mortgage bonds, the release or release and substitution of property and some other matters, and opinions of counsel as to the lien of the Mortgage Indenture and some other matters. (Articles IV, V, VI, VII, XI and XVII and Section 20.08 of the Restated Indenture.)

Concerning the Trustee

        The Bank of New York Trust Company, N.A., is the Mortgage Trustee under the Mortgage Indenture. We maintain banking relationships with the Mortgage Trustee in the ordinary course of business.

Governing Law

        The Mortgage Indenture and first mortgage bonds being issued pursuant to this prospectus are governed by, and construed in accordance with, the laws of the State of Minnesota.

DESCRIPTION OF THE SENIOR UNSECURED DEBT SECURITIES

        The description below contains a summary of selected provisions of the indenture, including supplemental indentures, under which the senior unsecured debt securities, which we refer to as debt securities, will be issued. This summary is not complete. The indenture and the form of supplemental indenture applicable to the debt securities have been filed as exhibits to the registration statement of which this prospectus is a part. You should read them for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

        We are not required to issue future issues of indebtedness under the indenture described below. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not issued under this prospectus.

        The debt securities will be represented either by global securities registered in the name of DTC, as Depository, or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the caption "Book-Entry System" in this prospectus.

General

        The debt securities will be issued in one or more new series under the Indenture dated July 1, 1999 between us and Wells Fargo Bank, N.A., (as successor by merger to Norwest Bank Minnesota, National Association) as trustee, which we refer to as the Senior Trustee. This indenture, as previously supplemented by supplemental indentures and as to be supplemented by one or more new supplemental indentures for the debt securities, is referred to in this prospectus as the Senior Indenture. As of September 30, 2007, there was one series of debt securities in an aggregate principal amount of $250 million outstanding under the Senior Indenture.

        The holders of the outstanding debt securities do not, and, unless the supplemental indenture that describes a particular series of debt securities provides otherwise with respect to that series, the holders of any debt securities offered by this prospectus will not, have the right to require us to repurchase the debt securities if we become involved in a highly leveraged or change in control transaction. The Senior Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions. However, any change in control transaction and any incurrence of substantial additional long-term indebtedness, as first mortgage bonds, debt securities or otherwise, by us in such a transaction of that nature would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities.

        The debt securities will be our senior unsecured obligations and will rank on a parity with our other existing and future senior unsecured indebtedness. In this "Description of the Senior Unsecured Debt Securities," we refer to securities issued under the Senior Indenture, whether previously issued or to be issued in the future, including the debt securities, as the securities. The amount of securities that we may issue under the Senior Indenture is not limited.

        When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

  •
  the title of the series;

  •
  any limit on the aggregate principal amount of the series;

  •
  the price at which the series will be issued;

  •
  the date of maturity of that series;

  •
  the date or dates on which we will pay the principal of that series;

  •
  the rate or rates at which that series will bear interest or the method of calculating the rate or rates;

  •
  the date or dates from which the interest will accrue;

  •
  the dates on which we will pay interest and the regular record dates for the interest payment dates and the persons to whom we will pay interest if different from the person in whose name the debt securities of that series are registered on the regular record date;

  •
  any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

  •
  the denominations in which we will issue that series, if other than $1,000 and integral multiples of $1,000;

  •
  whether we will issue that series in whole or in part in book-entry form; and

  •
  any other terms of that series of debt securities.

Registration, Transfer and Exchange

        Debt securities of any series may be exchanged for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and kind. (Section 2.6 of the Senior Indenture.)

        Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, debt securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer) at the office of the Senior Trustee maintained for that purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Indenture. Any transfer or exchange will be effected upon the Senior Trustee's satisfaction with the documents of title and indemnity of the person making the request. (Sections 2.6 and 2.7 of the Senior Indenture.)

        The Senior Trustee will not be required to exchange or register a transfer of any debt securities of a series selected, called or being called for redemption except, in the case of any debt security to be redeemed in part, the portion of that debt security not to be so redeemed. (Section 2.6 of the Senior Indenture.) See the information under the caption "Book-Entry System."

Payment and Paying Agents

        Principal, interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described below under the caption "Book-Entry System." Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, interest on debt securities that are in the form of certificated securities will be paid by check mailed to the holder at that person's address as it appears in the register for the debt securities maintained by the Senior Trustee; however, a holder of $10,000,000 or more of the debt securities having the same interest payment dates will be entitled to receive payments of interest by wire transfer, if appropriate wire transfer instructions have been received by the Senior Trustee on or prior to the applicable record date. (Section 2.12 of the Senior Indenture.) Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, the principal, interest at maturity and premium, if any, on debt securities in the form of certificated securities will be payable in immediately available funds at the office of the Senior Trustee. (Section 2.12 of the Senior Indenture.)

        All monies paid by us to a paying agent for the payment of principal, interest or premium on any debt security that remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us, and the holder of that debt security will thereafter look only to us for payment of that principal, interest or premium. (Section 4.4 of the Senior Indenture.)

Events of Default

        The following constitute events of default under the Senior Indenture:

  •
  default in the payment of principal and premium, if any, on any security issued under the Senior Indenture when due and payable and continuance of that default for five days;

  •
  default in the payment of interest on any security issued under the Senior Indenture when due and continuance of that default for 30 days;

  •
  default in the performance or breach of any of our other covenants or warranties in the securities or in the Senior Indenture and the continuation of that default or breach for 90 days after written notice to us as provided in the Senior Indenture; and

  •
  specified events of bankruptcy, insolvency or reorganization of our company.

        (Section 7.1 of the Senior Indenture.)

        If an event of default occurs and is continuing, either the Senior Trustee or the holders of a majority in principal amount of the outstanding securities may declare the principal amount of all securities to be due and payable immediately. At any time after an acceleration of the securities has been declared, but before a judgment or decree of the immediate payment of the principal amount of the securities has been obtained, if we pay or deposit with the Senior Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium that has become due otherwise than by acceleration and all defaults have been cured or waived, then that payment or deposit will cause an automatic rescission and annulment of the acceleration of the securities. (Section 7.1 of the Senior Indenture.)

        The Senior Trustee generally will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders unless such holders have offered acceptable indemnity to the Senior Trustee. (Section 8.2 of the Senior Indenture.) The holders of a majority in principal amount of the outstanding securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee, or of exercising any trust or power conferred on the Senior Trustee, relating to the securities. (Section 7.7 of the Senior Indenture.) Each holder has the right to institute a proceeding relating to the Senior Indenture, but this right is subject to conditions precedent specified in the Senior Indenture. (Sections 7.4 and 7.7 of the Senior Indenture.) The Senior Trustee is required to give the holders of the securities notice of the occurrence of a default within 90 days of the default, unless the default is cured or waived. Except in the case of a payment default on any securities, however, the Senior Trustee may withhold notice if it determines in good faith that it is in the interest of holders to do so. (Section 7.8 of the Senior Indenture.) We are required to deliver to the Senior Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Senior Indenture. (Section 5.5 of the Senior Indenture.)

Modification

        We and the Senior Trustee may modify and amend the Senior Indenture from time to time.

        We will not need the consent of the holders of the securities for the following types of amendments:

  •
  adding to our covenants for the benefit of the holders of the securities or surrendering a right given to us in the Senior Indenture;

  •
  adding security for the securities; or

  •
  making various other modifications, generally of a ministerial or immaterial nature.

        (Section 12.1 of the Senior Indenture.)

        We will need the consent of the holders of each outstanding security affected by a proposed amendment if the amendment would cause any of the following to occur:

  •
  a change in the maturity date of any security;

  •
  a reduction in the interest rate or extension of the time of payment of interest;

  •
  a reduction in the principal amount of any security, the premium payable on any security or the amount of principal that could be declared due and payable prior to the stated maturity;

  •
  a change in the currency of any payment of principal, premium or interest on any security;

  •
  an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any security;

  •
  a reduction in the percentage of outstanding securities necessary to consent to the modification or amendment of the Senior Indenture or to waive past defaults; or

  •
  a modification in these requirements.

        (Section 12.2 of the Senior Indenture.)

        Amendments other than those described in the above two paragraphs will require the approval of the holders of a majority in principal amount of the outstanding securities.

Defeasance and Discharge

        We may be discharged from all obligations relating to the debt securities and the Senior Indenture (except for specified obligations such as obligations to register the transfer or exchange of securities, replace stolen, lost or mutilated securities and maintain paying agencies) if we irrevocably deposit with the Senior Trustee, in trust for the benefit of holders of securities, money or United States government obligations (or any combination thereof) sufficient to make all payments of principal, premium and interest on the securities on the dates those payments are due. To discharge these obligations, we must deliver to the Senior Trustee an opinion of counsel that the holders of the securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the Senior Indenture. If we discharge our obligations as described above, the holders of securities must look only to the funds deposited with the Senior Trustee, and not us, for payments on the securities. (Section 4.1 of the Senior Indenture.)

Consolidation, Merger and Sale of Assets

        We will not merge into any other corporation or sell or otherwise transfer all or substantially all our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and premium on all of the securities and our obligation to perform every covenant of the Senior Indenture that we are to perform or observe and we or the successor or transferee corporation, as applicable, are not, immediately following such merger, sale or transfer, in default in the performance of any of those covenants. Upon any merger, sale or transfer of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Senior Indenture with the same effect as if the successor corporation had been named as us in the Senior Indenture, and we will be released from all obligations under the Senior Indenture. Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, the Senior Indenture will define all or substantially all of our assets as being 50% or more of our total assets as shown on our balance sheet as of the end of the prior year and specifically will permit any sale, transfer or conveyance during a calendar year of less than 50% of our total assets without the consent of the holders of the securities. (Sections 11.1 and 11.2 of the Senior Indenture.)

Limitation on Liens

        Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, so long as any debt securities are outstanding, we will not create or permit to exist any mortgage, pledge, security interest or other lien, which we collectively refer to as liens, on any of our utility properties or assets, whether we own it now or acquire it later, unless we similarly secure the debt securities and all other securities issued under the Senior Indenture prior to or contemporaneously with the debt securities.

        This restriction will not apply to:

  •
  any of our subsidiaries;

  •
  the Mortgage Indenture securing our first mortgage bonds, or any indenture supplemental to our Mortgage Indenture;

  •
  liens on any property existing at the time we acquire the property (or within one year of our acquisition);

  •
  purchase money liens; or

  •
  any extension, renewal or replacement (or successive extensions, renewals or replacements) of any lien referred to in the clauses listed above.

        In addition, this restriction will not apply to the following permitted encumbrances, among others:

  •
  the pledge or assignment, in the ordinary course, of electricity, gas, steam or accounts receivable;

  •
  liens existing on any property at the time the corporation owning the property merges with us or transfers all or substantially all of its property to us, so long as our board of directors determines that the property is adequate security for the lien; and

  •
  liens not otherwise permitted if the total of all permitted encumbrances would not exceed 10% of our tangible net worth.

        As described above, these restrictions will limit our ability to incur secured debt, but will not prohibit it entirely. The restrictions will not prevent us from entering into leases in the ordinary course of business. You should be aware that one of those exceptions described above permits us to issue first mortgage bonds in amounts up to the limits described in the Mortgage Indenture. The Mortgage Indenture permits us to issue first mortgage bonds in amounts equal to 66 2/3% of the cost or fair value of permanent additions and up to 100% of retired first mortgage bonds. As of September 30, 2007, the amount of first mortgage bonds that we could issue on the basis of permanent additions exceeded approximately $4.78 billion, and the amount of first mortgage bonds we could issue on the basis of retired bonds was approximately $43.1 million. However, we cannot issue any first mortgage bonds on the basis of permanent additions unless the earnings applicable to bond interest for a specified 12-month period are equal to twice the annual interest requirements on the first mortgage bonds, including those being issued and any obligations secured by prior liens and any indebtedness secured by permanent additions.

Resignation or Removal of Senior Trustee

        The Senior Trustee may resign at any time by notifying us in writing and specifying the day upon which the resignation is to take effect. The resignation will not take effect, however, until a successor trustee has been appointed. (Section 8.10 of the Senior Indenture.)

        The holders of a majority in principal amount of the outstanding securities may remove the Senior Trustee at any time. In addition, so long as no event of default or event that, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Senior Trustee upon notice to the holder of each security outstanding and appointment of a successor Senior Trustee. (Section 8.10 of the Senior Indenture.)

Concerning the Senior Trustee

        Wells Fargo Bank, N.A. is the Senior Trustee. We maintain banking relationships with the Senior Trustee in the ordinary course of business. The Senior Trustee also acts as trustee for securities of some of our affiliates.

 BOOK-ENTRY SYSTEM

        Each series of first mortgage bonds or debt securities offered by this prospectus may be issued in the form of one or more global first mortgage bonds or global debt securities, as applicable, representing all or part of that series of securities. This means that we will not issue certificates for that series of securities to the holders. Instead, a global security representing that series will be deposited with, or on behalf of, DTC, or its successor as the Depository and registered in the name of the Depository or a nominee of the Depository.

        The Depository will keep a computerized record of its participants (for example, your broker) whose clients have purchased securities represented by a global security. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred, except that the Depository, its nominees and their successors may transfer a global security as a whole to one another.

        Beneficial interests in global securities will be shown on, and transfers of interests will be made only through, records maintained by the Depository and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        We will wire principal, interest and any premium payments to the Depository or its nominee. We and the trustee will treat the Depository or its nominee as the owner of the global security for all purposes, including any notices and voting. Accordingly, we, the applicable trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global security to owners of beneficial interests in a global security.

        Unless otherwise specified in the prospectus supplement that describes a particular series of first mortgage bonds or debt securities, DTC will act as Depository for those securities issued as global securities. The securities will be registered in the name of Cede & Co., DTC's partnership nominee, or such other name as may be requested by an authorized representative of DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, or NSCC, GSCC, MBSCC and EMCC, respectively, also subsidiaries of DTCC, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants and, together with Director Participants, Participants. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at http://www.dtcc.com or http://www.dtc.org.

        Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of each security, or Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the securities, except in the event that use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to DTC. If less than all of the securities within a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

        Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the global securities unless authorized by a Direct Participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds, distributions and dividend payments on the global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as securities depository with respect to the global securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, securities certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered to DTC.

        The global securities will be exchangeable for corresponding certificated securities registered in the name of persons other than DTC or its nominee if (1) DTC (a) notifies us that it is unwilling or unable to continue as depository for any of the global securities or (b) at any time ceases to be a clearing agency registered under the Exchange Act, (2) an event of default occurs and is continuing with respect to the applicable series of first mortgage bonds or debt securities or (3) we execute and deliver to the trustee an order that the global securities will be so exchangeable.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC, and we and any underwriters, dealers or agents are not responsible for the accuracy of the information or for the performance by DTC of its obligations under the rules and procedures governing its operations or otherwise.

        Any underwriters, dealers or agents of any securities may be Direct Participants of DTC.

PLAN OF DISTRIBUTION

        We intend to sell the securities offered by this prospectus to or through underwriters or dealers, and may also sell the securities directly to other purchasers or through agents, as described in the prospectus supplement relating to an issue of securities.

        The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

        In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. Any person who may be deemed to be an underwriter will be identified, and any compensation received from us will be described in the prospectus supplement relating to an issue of securities.

        Under agreements into which we may enter in connection with the sale of the securities, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act.

        No person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, that information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction to any person to whom it is unlawful to make the offer in the jurisdiction. Neither the delivery of this prospectus nor any sale made under this prospectus will, under any circumstances, create any implication that the information in this prospectus is correct as of any time subsequent to the date of this prospectus or that there has been no change in our affairs since that date.

 LEGAL OPINIONS

        Legal opinions relating to the first mortgage bonds and debt securities offered by this prospectus will be rendered by our counsel, Michael C. Connelly, 414 Nicollet Mall, Minneapolis, Minnesota, and Jones Day, Chicago, Illinois, counsel for our company. Certain legal matters relating to the first mortgage bonds and senior unsecured debt securities will be passed upon by Simpson Thacher & Bartlett LLP, New York, New York, for any underwriters, dealers or agents named in a prospectus supplement. Michael C. Connelly is our Vice President and General Counsel and is the beneficial owner of less than 1% of the common stock of our parent company, Xcel Energy.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans"), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$

Northern States Power Company

(a Minnesota corporation)

      % First Mortgage Bonds, Series due November 1, 2039

Prospectus Supplement November , 2009

Joint Book-Running Managers

Barclays Capital
KeyBanc Capital Markets
RBS

Co-Managers

BNY Mellon Capital Markets, LLC
US Bancorp Investments, Inc.